Exhibit 99.1

Altavista, VA February 13, 2012 - Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the “Company”) for First National Bank (the “Bank”), reported net income today of $222,000 or $0.15 per basic and diluted share for the quarter ended December 31, 2011, and $1,063,000 or $0.71 per basic and diluted share for the year ended December 31, 2011. These results compare to net income of $63,000 or $0.04 per basic and diluted share and net income of $687,000 or $0.46 per basic and diluted share, respectively, for the same periods of 2010. Quarterly and 2011 annual consolidated results are unaudited.

Profitability as measured by the Company’s return on average assets (“ROA”) was 0.31% for 2011, compared to 0.21% for 2010, while return on average equity (“ROE”) for 2011 was 3.95%, compared to 2.62% for the prior year.

“We are pleased to report another year of improved earnings in 2011 as net income rose 55% compared to 2010 despite the continued challenging economic environment. The combination of improved margins, better asset quality and stability in noninterest income more than offset increases in the loan loss provision and noninterest expense,” stated Aubrey H. Hall, III, President and Chief Executive Officer for both the Company and the Bank.

Net interest income was $12,091,000 for the year ended December 31, 2011 compared to $10,776,000 for the year ended December 31, 2010. For the three months ended December 31, 2011, net interest income was $3,081,000 compared to $2,955,000 for the same period in 2010. The Company’s net interest margin increased to 3.72% for the year ended December 31, 2011, from 3.37% for the year ended December 31, 2010. On a quarterly basis, net interest margin increased to 3.77% for the quarter ended December 31, 2011, from 3.68% for the quarter ended December 31, 2010, but decreased from 3.80% for the quarter ended September 30, 2011. Improvements in net interest income and net interest margin were driven by lower cost of funds as a result of decreased deposit rates and an increase in checking and savings accounts.

The Company’s provision for loan losses was $536,000 in the fourth quarter of 2011 compared to $915,000 in the fourth quarter of 2010. For the year ended December 31, 2011, provision for loan losses was $2,227,000 compared with $1,878,000 incurred during the prior year. The increase in provision was mainly due to higher charge-offs as the Bank aggressively addressed problem loans.

Noninterest income for the year ended December 31, 2011 increased $119,000, or approximately 4%, compared to 2010. This increase was largely driven by commissions generated from the sale of investment products. For the three months ended December 31, 2011, noninterest income decreased $33,000, or approximately 4%, as compared to the same period of 2010, primarily due to lower levels of fee income from investment and mortgage sales.

Noninterest expense for the year ended December 31, 2011 increased $507,000, or approximately 5%, compared to 2010. For the three months ended December 31, 2011, noninterest expense increased $198,000, or approximately 7%, compared to the same period of 2010. The annual and quarterly increases in noninterest expense are attributed primarily to increased pension costs and an increase in expenses and losses associated with foreclosed properties.

Total assets at December 31, 2011 were $342,484,000, up approximately 2% from $337,113,000 at December 31, 2010. The principal components of the Company’s assets at the end of the period were $267,123,000 in net loans, $37,547,000 in cash and cash equivalents and $24,769,000 in securities. During 2011, net loans increased just under 1% or $2,093,000 from $265,030,000 at December 31, 2010, while securities decreased 7% or $1,748,000.

Total liabilities at December 31, 2011 were $315,537,000, up approximately 2% from $310,631,000 at December 31, 2010, as a result of an increase in savings and NOW accounts of $14,557,000, or approximately 12%, and an increase in demand accounts of $2,248,000 or approximately 7%. These increases were partially offset by a decrease in time deposits of $13,366,000, or approximately 8%. As mentioned earlier, the increase in checking and savings deposits has helped lower the Company’s cost of funds and also decreased its dependency on time deposits.

Total stockholders’ equity at December 31, 2011 was $26,947,000, consisting primarily of $22,981,000 in retained earnings. At December 31, 2010, total stockholders’ equity was $26,482,000. None of the Company’s capital includes TARP funds. The Company and the Bank continue to exceed all minimums to satisfy “well capitalized” regulatory status.

The Bank’s allowance for loan losses was $4,015,000 as of December 31, 2011, which represents 1.48% of total loans outstanding, compared to $4,037,000, or 1.50% of total loans outstanding, as of December 31, 2010. The slight decrease in allowance was due to improvements in the Bank’s asset quality.

Nonperforming loans (including nonaccruing loans and accruing loans more than 90 days past due) totaled $4,711,000, or 1.74% of total loans, as of December 31, 2011, versus $7,843,000, or 2.91% of total loans, at December 31, 2010. Nonperforming loans decreased $729,000 in the fourth quarter of 2011. The decrease in nonperforming loans was due to charge offs and the upgrade of some loans to a performing status.

“The Bank saw marked improvement in its credit quality throughout 2011. Management is committed to a continuance of its proactive approach to collections and problem asset management as we recognize that further improvement will be essential to producing higher returns and capital accretion in 2012,” stated Bryan M. Lemley, Chief Financial Officer of both the Company and the Bank.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, one branch in the Town of Rustburg, two branches in Campbell County, one branch in the City of Lynchburg and one branch in Bedford County at Forest. First National Bank is in its 104th year in operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. Any statements contained herein that are not historical facts are forward-looking and are based on current assumptions and analysis by the Company. These forward-looking statements may include, but are not limited to, statements regarding the credit quality of our asset portfolio in future periods, returns and capital accretion during future periods, and future operating results and business performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, the effectiveness of management’s efforts to improve asset quality and collections and control operating expenses, changes in: interest rates, general economic and business conditions, declining collateral values, especially real estate, the real estate market, the legislative/regulatory climate, including the effect that Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations adopted thereunder may have on us, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our views as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(12/31/2011 and 9/30/2011 results unaudited)

(In thousands, except ratios, share and per share data)

Income Statement Highlights	3 Months Ended 12/31/2011	3 Months Ended 9/30/2011	3 Months Ended 12/31/2010
Interest Income	$4,107	$4,172	$4,295
Interest Expense	1,026	1,066	1,340
Net Interest Income	3,081	3,106	2,955
Provision for Loan Losses	536	309	915
Noninterest Income	861	858	894
Noninterest Expense	3,051	2,750	2,853
Net Income	222	608	63
Earnings Per Share (Basic and Diluted)	0.15	0.40	0.04

Income Statement Highlights	Year Ended 12/31/2011	Year Ended 12/31/2010	Year Ended 12/31/2009
Interest Income	$16,517	$16,611	$17,316
Interest Expense	4,426	5,835	7,312
Net Interest Income	12,091	10,776	10,004
Provision for Loan Losses	2,227	1,878	1,530
Noninterest Income	3,253	3,134	3,148
Noninterest Expense	11,544	11,037	11,171
Net Income	1,063	687	351
Earnings Per Share (Basic and Diluted)	0.71	0.46	0.24

Balance Sheet Highlights	12/31/2011	12/31/2010	12/31/2009
Cash and Cash Equivalents	$37,547	$32,533	$32,060
Total Loans	271,138	269,067	269,627
Total Investments	24,769	26,517	20,156
Total Assets	342,484	337,113	332,210
Total Deposits	310,393	306,954	302,119
Total Liabilities	315,537	310,631	306,359
Stockholders’ Equity	26,947	26,482	25,851
Shares Outstanding	1,496,589	1,495,589	1,485,089

Ratios and Stock Price	12/31/2011	12/31/2010	12/31/2009
Gross Loan-to-Deposit Ratio	87.35%	87.66%	89.25%
Net Interest Margin (Year-to-date)	3.72%	3.37%	3.23%
Liquidity	17.33%	16.96%	16.37%
Efficiency Ratio	75.17%	79.36%	85.14%
Return on Average Assets (ROA)	0.31%	0.21%	0.11%
Return on Average Equity (ROE)	3.95%	2.62%	1.40%
Leverage Ratio (Bank)	8.56%	8.36%	8.55%
Tier 1 Risk-based Capital Ratio (Bank)	10.53%	10.10%	10.10%
Total Capital Ratio (Bank)	11.79%	11.36%	11.36%
Stock Price	$8.16	$8.80	$7.15
Book Value	$18.01	$17.71	$17.41

Asset Quality Highlights	12/31/2011	12/31/2010	12/31/2009
Nonaccruing Loans	$4,708	$7,073	$2,619
Loans 90 Days or More Past Due and Accruing	3	770	1,398
Total Nonperforming Loans (Impaired Loans)	4,711	7,843	4,017
Other Real Estate Owned (OREO) (Foreclosed Assets)	645	474	461
Total Nonperforming Assets	5,356	8,317	4,478
Nonperforming Loans to Total Loans	1.74%	2.91%	1.49%
Nonperforming Assets to Total Assets	1.56%	2.47%	1.35%
Allowance for Loan Losses	$4,015	$4,037	$3,723
Allowance for Loan Losses to Total Loans	1.48%	1.50%	1.38%
Allowance for Loan Losses to Nonperforming Loans	85.23%	51.47%	92.68%

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com